Exhibit 10.62

Summary Translation of Sample Purchase and Sales Contract

Note: The summary translation agreement below is summary translation of one of a series of agreements between Yantai Mouping District Zhisheng Agricultural Produce Cooperative and Nanyang Hanye Tegang Co., Ltd. that the companies use that constitute separate agreements, yet all such agreements are nearly identical in most respects, except for the specific term, price, and subject of the purchase or sale order (e.g., apples, grapes, pears, etc.).

Party A: Yantai Mouping District Zhisheng Agricultural Produce Cooperative

Party B: Nanyang Hanye Tegang Co., Ltd.

Products: vegetable gift boxes, apples and pears

Party A shall provide products with expected quality and shall be responsible for the delivery to the inspected site of Party B. Packaging and transportation fees will be borne by Party A. Party A shall be responsible for any financial loss caused by the quality issues. Failure of the contract performance caused by natural disaster shall not be borne by either party.

The duration of the contract is 2012-06-01 to 2012-06-30.

The contract signed on: 2012-05-30